FOR IMMEDIATE RELEASE

Ceramics Process Systems Corporation
Grant Bennett
President
111 South Worcester Street
Chartley, MA 02712
Telephone: (508) 222-0614 ext 18
Fax: (508) 222-0220
Web Site: www.alsic.com

CERAMICS PROCESS SYSTEMS ANNOUNCES SECOND QUARTER 2005 RESULTS

Chartley, Massachusetts, August 5, 2005. Ceramics Process Systems Corporation (CPS) (OTC Bulletin Board: CPSX) today announced net income of $106 thousand or $0.01 per basic and diluted common share, on revenue of $1.8 million for the fiscal quarter ended June 25, 2005. This compares with net income of $142 thousand, or $0.01 per basic and diluted common share on revenue of $1.4 million for the fiscal quarter ended June 26, 2004.

Grant Bennett, President, said: "Comparing Q2 2005 with the same period a year ago, we are pleased with the 26% increase in revenues which comes from increased unit demand partially offset by reduced prices that went into effect at the end of 2004 for certain products. In Q2 2005 unit demand increased for flip-chip heat spreaders, motor controller baseplates and wireless basestation components and we achieved several design wins for flip chip heat spreaders and motor controller baseplates which we believe will generate growth in the near and intermediate term. Regarding profitability, we made important progress in ongoing productivity and cost reduction programs, but this progress was offset by reduced prices for certain products, increased costs of raw materials and increased labor costs resulting from higher employment levels established in anticipation of future growth."

"Looking longer term, we actively seek additional new end markets for AlSiC and AlSiC-related products on an on-going basis. Consequently, we maintain a portfolio of potential new opportunities. While very early in the typically long market development cycle, we are pleased that in Q2 there were positive developments of greater or lessor significance in three of these potential new end markets. In short, we believe we will be successful in penetrating new end markets in the future, and that these opportunities will generate growth longer term," said Bennett.

CPS develops, manufactures and markets advanced metal-matrix composites for housing and providing thermal management of high-density electronics. The Company`s products are primarily used in high-density microprocessor assemblies, wireless basestations, motor controllers, and satellite communications.

This release may contain forward-looking statements as that term is defined in the Private Securities Reform Act of 1995. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to, fluctuations in customer demand and changing general economic or business conditions in 2005, or a downturn in the electronics industry.

CERAMICS PROCESS SYSTEMS CORPORATION
(CPS) (OTC Bulletin Board: CPSX)

	Quarters Ended
	June 25,	June 26,
	2005	2004

Revenues	$1,790,272	$1,417,219

Net Income	$105,642	$141,738

Basic earnings per basic share	$0.01	$0.01

Weighted average basic shares	12,293,209	12,293,209

Diluted earnings per diluted share	$0.01	$0.01

Weighted average diluted shares	13,052,377	12,723,096

	Six-month Periods Ended
	June 25,	June 26,
	2005	2004

Revenues	$3,214,752	$3,081,609

Net Income	$48,586	$310,427

Basic earnings per basic share	$0.00	$0.03

Weighted average basic shares	12,293,209	12,293,209

Diluted earnings per diluted share	$0.00	$0.02

Weighted average diluted shares	12,672,793	12,723,389